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                                                                    EXHIBIT 10.4

                              CONSULTING AGREEMENT
                              --------------------

   Agreement dated as of the 1st day of January 1991 between Barringer Resources Inc. and John J. Harte (the Consultant).

                                   WITNESSETH
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1.  Employment -- The company hereby employs consultant, and consultant hereby accepts employment, as a consultant to the company upon the terms and conditions set forth in this agreement. This agreement replaces all previous consulting agreements between the parties.

2. Duties -- Consultant shall serve the company as a consultant and perform tasks as directed by the company including serving on the board of any subsidiary if so requested. Consultant shall devote as much time as is required to complete tasks assigned and will be available seven days a week if so required but not more than twenty four days in a twelve month period.

3.  Terms of Employment

     Basic Term -- The consulting period will be January 1, 1991 to December 31, 1993 which is a three year term. The agreement will automatically renew on an annual basis after December 31, 1993 unless notice of cancellation in writing six months prior to December 31.

4. Compensation -- As compensation for performance of his duties and obligations hereunder, the company shall pay to consultant a consulting fee of $2,000.00 per month commencing on January 1, 1991 and on the first day of each month thereafter.

5. Additional Compensation -- In addition to the compensation provided for in section the company will issue stock options to the consultant as a board member of either the parent company of any of its subsidiaries in the same proportion as issued to other outside board members in the ordinary course of affairs.

6. Expenses -- Consultant will be reimbursed for all reasonable travel expenses incurred in connection with the companies business. All such expenses will be approved in advance by the company unless mandatory travel to board meetings.

7. Office Support -- Consultant will be reimbursed for reasonable office and telephone expenses not to exceed three hundred dollars per month.

8. Notice -- Any notice required or permitted to be given hereunder shall be in writing by first class mail, postage prepaid, addressed to the party of whom intended at the address set forth below or any such other address as to either party as such party shall specify by like notice to the other.

9. Successors and Assigns -- This Agreement shall be binding upon, and inure to the benefit of, any company which shall require all or substantially all of the assets of, or shall succeed by merger to, the company. Consultant may not assign this Agreement, in whole or in part.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the fifth day of December, 1990.

                                          BARRINGER RESOURCES INC.

                                          By: /s/ Stanley S. Binder
                                             ----------------------------------
                                             Stanley S. Binder, President
                                             89 Headquarters Plaza
                                             Morristown, N.J. 07960

                                             /s/ John J. Harte
                                             ----------------------------------
                                             John J. Harte, Consultant
                                             1029 W. Adams
                                             Chicago, Il. 60607